Exhibit 99.1

Ribbon Appoints Louis Silver to its Board of Directors

FOR IMMEDIATE RELEASE: April 15, 2026

Plano, TX – Ribbon Communications Inc. (Nasdaq: RBBN), a global leader in real-time communications technology and IP optical networking solutions, today announced the appointment of Louis Silver to its Board of Directors.

“We are pleased to have Lou join the Board” said Shaul Shani, Chairman of the Board at Ribbon. “Lou has a long history of working with technology companies and brings significant international experience in finance, corporate governance, and regulatory compliance matters. We believe he will be a great addition for us” continued Mr. Shani.

Mr. Silver currently serves as a corporate advisor and Managing Director for Alba Capital S.A. and Wicklow Corp., private holding and investment companies. From 2005 to 2015, Mr. Silver was a Principal at RP Capital UK Ltd., a multi-asset fund focused on liquid and illiquid investments in Eastern Europe, the Middle East and Africa. Mr. Silver has over 25 years’ experience serving on boards at multiple private and public companies focused primarily on technology investment. He currently serves on the Board of Directors of Ceva, Inc., a Nasdaq-listed company, where he is Chairman of the Audit Committee and a member of the Compensation Committee.

Mr.  Silver’s appointment brings the size of Ribbon’s Board to nine members, six of whom are independent. Mr. Silver was appointed as a designee of Swarth Investments Ltd. pursuant to the Company’s First Amended and Restated Stockholders Agreement.

About Ribbon

Ribbon Communications (Nasdaq: RBBN) delivers secure cloud communications and IP and optical networking solutions to service providers, enterprises and critical infrastructure sectors globally. We engage deeply with our customers, helping them modernize their networks for improved competitive positioning and business outcomes in today's smart, always-on and data-hungry world. Our end-to-end portfolio of communications software and IP Optical networking solutions delivers superior value and innovation by leveraging cloud-native architectures, automation and analytics tools, and leading-edge security.  We maintain a keen focus on our commitments to Environmental, Social, and Governance (ESG) matters, offering an annual Sustainability Report to our stakeholders. To learn more about Ribbon, please visit rbbn.com

Important Information Regarding Forward-Looking Statements

The information in this release contains forward-looking statements regarding future events that involve risks and uncertainties. All statements other than statements of historical facts contained in this release, including those regarding the expected benefits from use of Ribbon Communication’s products, are forward-looking statements. The actual results of Ribbon Communications may differ materially from those contemplated by the forward-looking statements. For further information regarding risks and uncertainties associated with Ribbon Communications' business, please refer to the "Risk Factors" section of Ribbon Communications' most recent annual or quarterly report filed with the SEC. Any forward-looking statements represent Ribbon Communications' views only as of the date on which such statement is made and should not be relied upon as representing Ribbon Communications' views as of any subsequent date. While Ribbon Communications may elect to update forward-looking statements at some point, Ribbon Communications specifically disclaims any obligation to do so.

Investor Contact

+1 (978) 614-8050

ir@rbbn.com

Media Contact

Catherine Berthier

+1 (646) 741-1974

cberthier@rbbn.com